Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included in the Company’s definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2026 (the “Proxy Statement/Prospectus”).

On May 19, 2026, Mentari entered into a Merger Agreement, which was subsequently amended on July 6, 2026, with InMed and Indigo Merger Sub Corp and Indigo Merger Sub II, LLC, both wholly owned subsidiaries of InMed, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Indigo Merger Sub Corp merged with and into Mentari, with Mentari continuing as a wholly owned subsidiary of InMed and the surviving corporation (the “First Merger”). Immediately following the First Merger and as part of the same overall transaction, Mentari merged with and into Indigo Merger Sub II, LLC (the “Second Merger” and, together with the First Merger, the “Merger”), with Indigo Merger Sub II, LLC being the surviving entity of the Second Merger. The closing of the Mentari Pre-Closing Financing, which was subsequently amended on July 22, 2026 to include the First Pre-Closing Financing of gross proceeds of $290.0 million and the Second Pre-Closing Financing of $200.0 million for aggregate gross proceeds of $490.0 million (collectively the “Pre-Closing Financing”), was conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and occurred immediately prior to the closing of the Merger. As such, the pro forma adjustments reflect the Merger and the Mentari Pre-Closing Financing. The Merger closed on November 6, 2026, following the effectiveness of InMed’s registration statement on Form S-4 and receipt of approval by the stockholders of each of Mentari and InMed, in the latter case pursuant to the InMed Special Meeting. In connection with the Merger, Indigo Merger Sub II, LLC changed its corporate name to “Mentari Therapeutics Operating Company LLC” and InMed changed its name to “Mentari Therapeutics, Inc.” InMed following the Merger is referred to herein as the “Combined Company.” The Combined Company is led by Mentari’s management team and remains focused on developing therapies for migraine prevention.

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Mentari common stock (including shares of Mentari common stock issued in connection with the Mentari Pre-Closing Financing) will be automatically converted solely into the right to receive a number of shares of InMed common stock equal to the Exchange Ratio, (ii) each then-outstanding share of Mentari Series Seed preferred stock will be converted into the right to receive a number of shares of newly created InMed Series A non-voting Preferred Stock, which are each convertible into 1,000 shares of InMed common stock, equal to the Exchange Ratio divided by 1,000, (iii) each-then-outstanding share of Mentari Series A preferred stock will be automatically converted into the right to receive to a number of shares of InMed common stock equal to the Exchange Ratio, or a right to receive a pre-funded warrant to purchase Mentari common stock that will be converted into a pre-funded warrant to purchase InMed common stock, subject to adjustment as set forth in the form of the pre-funded warrant, (iv) each then-outstanding option to purchase Mentari common stock will be assumed by InMed and will be converted into an option to purchase shares of InMed common stock, adjusted for the Exchange Ratio, (v) each then-outstanding warrant to purchase Mentari common stock will be assumed by InMed and will be converted into a warrant to purchase shares of InMed common stock, adjusted for the Exchange Ratio, (vi) each then-outstanding share of Mentari restricted stock will be assumed by InMed, subject to adjustment as set forth in the Merger Agreement, (vii) each then-outstanding pre-funded warrant to purchase shares of Mentari common stock will be converted into a pre-funded warrant to purchase shares of InMed common stock, subject to adjustment as set forth in the Merger Agreement and the form of pre-funded warrant, (viii) the vesting of each option to acquire shares of InMed common stock that is issued and outstanding will be accelerated, each in-the-money option will be cancelled and converted into the right to receive a number of shares of InMed common stock underlying such InMed option, and each out-of-the-money option will be cancelled for no consideration.

The Exchange Ratio was 0.20065 shares of InMed common stock for each share of Mentari common stock. Under the Exchange Ratio formula, the former Mentari stockholders immediately before the effective time, including those purchasing shares and pre-funded warrants in the Mentari Pre-Closing Financing, will own approximately 99.0% of the outstanding common stock of the Combined Company, and the stockholders of InMed immediately before the effective time will own approximately 1.0% of the outstanding common stock of the Combined Company, which give effect to (a) Mentari closing the Mentari First Pre-Closing Financing for an aggregate gross purchase price of approximately $290.0 million, which includes $50.0 million of convertible notes purchased in May 2026 prior to the Mentari First Pre-Closing Financing that will convert upon closing of the Merger, (b) a valuation for InMed equal to $5.6 million based on net cash of $(4.4) million at closing, and (c) a valuation for Mentari equal to $125.0 million plus $290.0 million of assumed proceeds in the Mentari First Pre-Closing Financing, in each case as further described in the Merger Agreement.

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For further details related to the accounting for the Merger, please see Notes 1 and 3 below. All share amounts have been adjusted to reflect the estimated Exchange Ratio of 0.20065 shares of InMed common stock for each share of Mentari common stock, which reflects a one-for-ten reverse stock split of InMed common stock immediately prior to the closing of the Merger, unless otherwise stated.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of InMed and Mentari as of June 30, 2026 and depicts the accounting of the Merger and Pre-Closing Financing transactions (collectively, the “transaction”) prepared pursuant to Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 for InMed and Mentari and for the year ended December 31, 2025 for InMed and Mentari, combine the historical results of InMed and Mentari for those periods and depict the pro forma transaction accounting adjustments assuming that those adjustments were made as of January 1, 2025. Collectively, the pro forma balance sheet transaction accounting adjustments and the pro forma statements of operations transaction accounting adjustments are referred to as the “transaction accounting adjustments” or “pro forma adjustments.”

These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•	the historical unaudited financial statements of Mentari as of and for the three and six months ended June 30, 2026, and the related notes included elsewhere in the proxy statement/prospectus;

•	the historical audited financial statements of InMed for the years ended June 30, 2026 and June 30, 2025, and the related notes included elsewhere in the proxy statement/prospectus;

•

the historical audited financial statements of Mentari as of December 31, 2025 and for period from June 13, 2025 (inception) through December 31, 2025, and the related notes included elsewhere in the proxy statement/prospectus;

•

the section titled “Mentari’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to Mentari included elsewhere in the proxy statement/prospectus; and

•

the section titled “InMed’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to InMed included elsewhere in the proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is based on the assumptions and pro forma adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed including but not limited to additional financing, additional direct and incremental offering costs and a reverse stock split. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had InMed and Mentari been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF JUNE 30, 2026

(In thousands)

	Historical
	5(A) InMed Pharmaceuticals Inc.	5(B) Mentari Therapeutics Inc.	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,195	$65,231	$(2,058)	5(a)	$478,116
			439,316	5(c)
			(22,351)	5(d)
			(2,414)	5(e)
			(1,843)	5(h)
			40	5(j)
Short-term investments	40	—	(40)	5(j)
Prepaid expenses and other current assets	241	527	(241)	5(f)	527
Held for sale property and equipment	20	—	(20)	5(k)	—
Current assets of discontinued operations	181	—	(181)	5(l)	—

Total current assets	2,677	65,758	410,208		478,643
Property, equipment and ROU assets, net	221	—	(221)	5(g)	—
Other assets	132	1,649	(1,649)	5(d)	132

Total assets	$3,030	$67,407	$408,338		$478,775

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,843	$11,102	$(1,843)	5(h)	$11,102
Current liabilities of discontinued operations	112	—	(112)	5(l)	—
Related party common stock warrant liability	—	320	—		320

Total current liabilities	1,955	11,422	(1,955)		11,422
Long Term liabilities:
Accrued Interest Payable, related party	—	707	(707)	5(c)	—
Note Payable to related party, noncurrent	—	49,977	(49,977)	5(c)	—

Total liabilities	1,955	62,106	(52,639)		11,422

Mentari Series Seed convertible preferred stock	—	200	(200)	5(b)	—
Mentari Series A convertible preferred stock	—	54,880	(54,880)	5(b)	—
InMed Series A non-voting convertible preferred stock	—	—	200	5(b)	200
Stockholders’ equity (deficit)
InMed common stock	94,283	—	(94,283)	5(m)	—
Mentari common stock	—	—	1	5(b)	5
			4	5(c)
Additional paid-in capital	36,894	408	54,879	5(b)	517,335
			439,312	5(c)
			50,684	5(c)
			(24,000)	5(d)
			68	5(i)
			(40,910)	5(m)
Accumulated deficit	(130,230)	(50,187)	(2,058)	5(a)	(50,187)
			(2,414)	5(e)
			(241)	5(f)
			(221)	5(g)
			(68)	5(i)
			(20)	5(k)
			135,321	5(m)
			(69)	5(l)
Accumulated other comprehensive income	128	—	(128)	5(m)	—

Total stockholders’ equity (deficit)	1,075	(49,779)	515,857		467,153

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$3,030	$67,407	$408,338		$478,775

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2026

(In thousands, except share and per share amounts)

	Historical
	6(A) InMed Pharmaceuticals Inc.	6(B) Mentari Therapeutics Inc.	Transaction Accounting Adjustments	Note		Pro Forma Combined	Note
Operating expenses:
Research and development	$1,828	$29,267	$—			$31,095
General and administrative	4,100	1,533	(290)	6	(c)	5,343
Amortization and depreciation	100	—	(80)	6	(c)	—
			(20)	6	(d)
Loss on disposal of property, plant and equipment	7	—	—			7
Impairment of property, plant and equipment	189	—	—			189
Impairment of intangible assets	1,458	—	—			1,458
Foreign exchange loss	19	—	—			19

Total operating expenses	7,701	30,800	(390)			38,111

Loss from operations	(7,701)	(30,800)	390			(38,111)
Other income (expense), net:
Interest income	77	754	—			831
Interest expense	(11)	(708)	708	6	(e)	(11)

Total other income (expense), net	66	46	708			820

Net loss from continuing operations	$(7,635)	$(30,754)	$1,098			$(37,291)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	4,376,111	5,000,000				54,099,088	6	(f)

Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	—	—				4,013	6	(f)

Net loss per share attributable to common stockholders, basic and diluted	$(1.74)	$(6.15)				$(0.64)

Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$—	$—				$(641.66)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025

(In thousands, except share and per share amounts)

	Historical
	6(C) InMed Pharmaceuticals Inc.	6(D) Mentari Therapeutics Inc.	Transaction Accounting Adjustments	Note		Pro Forma Combined	Note
Operating expenses:
Research and development	2,439	18,905	22	6	(b)	21,366
General and administrative	5,309	947	241	6	(a)	6,131
			46	6	(b)
			(412)	6	(c)
Amortization and depreciation	208	—	(46)	6	(c)	—
			(162)	6	(d)
Foreign exchange loss	39	—	—			39

Total operating expenses	7,995	19,852	(311)			27,536

Loss from operations	(7,995)	(19,852)	311			(27,536)
Other income:
Interest income	216	419	—			635

Total other income	216	419	—			635

Net loss from continuing operations	$(7,779)	$(19,433)	$311			$(26,901)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	2,636,268	5,000,000				53,925,104	6	(f)

Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	—	—				4,013	6	(f)

Net loss per share attributable to common stockholders, basic and diluted	$(2.95)	$(3.89)				$(0.46)

Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$—	$—				$(464.30)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On May 19, 2026, Mentari entered into the Merger Agreement with InMed, Indigo Merger Sub Corp and Indigo Merger Sub II, LLC, which was subsequently amended on July 6, 2026, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Indigo Merger Sub Corp merged with and into Mentari, with Mentari surviving as a wholly owned subsidiary of InMed and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, Mentari merged with and into Indigo Merger Sub II, LLC, with Indigo Merger Sub II, LLC being the surviving entity of the Second Merger. The Merger, including the Mentari Pre-Closing Financing, which was subsequently amended on July 22, 2026, closed on November 6, 2026 following the effectiveness of InMed’s registration statement on Form S-4 and receipt of approval by the stockholders of each of Mentari and InMed, in the latter case pursuant to the InMed Special Meeting. In connection with the Merger, Indigo Merger Sub II, LLC changed its corporate name to “Mentari Therapeutics Operating Company LLC” and InMed changed its name to “Mentari Therapeutics, Inc.” InMed following the Merger is referred to herein as the “Combined Company.” Subject to the terms and conditions of the Merger Agreement, at closing of the Merger:

a)

each then-outstanding share of Mentari common stock (including shares of Mentari common stock issued in connection with the Mentari Pre-Closing Financing) will be converted into the right to receive a number of shares of InMed common stock equal to the Exchange Ratio;

b)

each then-outstanding share of Mentari Series Seed preferred stock will be converted into the right to receive a number of shares of newly created InMed Series A non-voting preferred stock, which are each convertible into 1,000 shares of InMed common stock, equal to the Exchange Ratio divided by 1,000;

c)

each-then-outstanding share of Mentari Series A preferred stock will be automatically converted into the right to receive to a number of shares of InMed common stock equal to the Exchange Ratio, or a right to receive a pre-funded warrant to purchase Mentari common stock that will be converted into a pre-funded warrant to purchase InMed common stock, subject to adjustment as set forth in the form of the pre-funded warrant;

d)	each then-outstanding option to purchase Mentari common stock will be assumed by InMed and will be converted into an option to purchase shares of InMed common stock, adjusted for the Exchange Ratio;

e)	each then-outstanding warrant to purchase shares of Mentari common stock will be converted into a warrant to purchase shares of InMed common stock, adjusted for the Exchange Ratio;

f)	each then-outstanding share of Mentari restricted stock will be assumed by InMed, adjusted for the Exchange Ratio; and

g)

each then-outstanding pre-funded warrant to purchase shares of Mentari common stock will be converted into a pre-funded warrant to purchase shares of InMed common stock, subject to adjustment as set forth in the form of pre-funded warrant.

All outstanding and unvested Mentari restricted stock immediately prior to Closing (“Mentari Restricted Stock”) that are assumed by InMed in the Merger will be converted into restricted stock with respect to shares of InMed common stock based on the Exchange Ratio and will otherwise remain subject to substantially the same vesting and other terms and conditions applicable immediately prior to the Merger.

Under the terms of InMed’s equity incentive plan, the Merger triggers vesting acceleration for certain outstanding awards pursuant to pre-existing contractual provisions. The Company evaluated the accounting for these awards under ASC 718 and recognized compensation expense associated with the acceleration of vesting as an adjustment to the unaudited pro forma condensed combined financial information.

Each option to acquire shares of InMed common stock with an exercise price less than or equal to the InMed Closing Price will be surrendered by the holder thereof to InMed for cancellation, and the holder thereof will be entitled to receive a number of shares of InMed common stock underlying such InMed option, and each option with an exercise price greater than the InMed Closing Price to acquire shares of InMed common stock will be cancelled for no consideration.

Immediately following the Merger, InMed securityholders as of immediately prior to the Merger will own approximately 1.0% of the outstanding capital stock of the Combined Company on a fully diluted basis, former Mentari securityholders, excluding shares purchased in the Mentari Pre-Closing Financing, will own approximately 25.7% of the outstanding capital stock of the Combined Company on a fully diluted basis, and shares and pre-funded warrants issued in the Mentari Pre-Closing Financing will own approximately 73.4% of the outstanding capital stock of the Combined Company on a fully diluted basis. Upon consummation of the Merger and related Mentari Pre-Closing Financing, Fairmount, Paragon and Paratari will own approximately 26.4%, 0.8%, and 1.0%, respectively, of the Combined Company’s outstanding capital stock on a fully diluted basis.

Mentari stockholders are expected to receive approximately 60,229,371 shares on a fully diluted basis in connection with the Merger, including (i) 2,423,701 shares underlying outstanding Mentari options and unvested Mentari restricted stock immediately prior to the Merger, which will be assumed by InMed and remain subject to substantially the same vesting conditions following the Merger, (ii) the shares of common stock and pre-funded warrants issued in the Mentari Pre-Closing Financing, (iii) Mentari Series Seed non-voting preferred stock as of June 30, 2026, which will be exchanged into shares of newly created InMed Series A non-voting Preferred Stock, which will be convertible into 1,000 shares of InMed common stock, equal to the Exchange Ratio divided by 1,000, and (iv) Mentari Series A preferred stock outstanding as of June 30, 2026, which will be convertible into shares of InMed common stock, or the right to receive a pre-funded warrant to purchase Mentari common stock that will be converted into a pre-funded warrant to purchase shares of InMed common stock, subject to adjustment set forth the form of the pre-funded warrant. These estimates are subject to certain inputs, which include, but are not limited to, (a) Mentari closing the Mentari First Pre-Closing Financing for an aggregate purchase price of approximately $290.0 million, which includes $50.0 million of convertible notes purchased in May 2026 prior to the Mentari Pre-Closing Financing that will convert upon closing of the Merger, (b) a valuation for InMed equal to $5.6 million based on net cash of $(4.4) million at closing, and (c) a valuation for Mentari equal to $125.0 million plus $290.0 million of assumed proceeds in the Mentari First Pre-Closing Financing, in each case as further described in the Merger Agreement. The pro forma capitalization information also gives effect to the Mentari Second Pre-Closing Financing for aggregate gross proceeds of approximately $200.0 million. After giving effect to the Mentari Second Pre-Closing Financing, the outstanding capital stock of the Combined Company on a fully diluted basis is expected to increase from approximately 46,947,016 shares to approximately 60,821,927 shares. The following table summarizes the pro forma number of shares of common stock of the Combined Company outstanding following the consummation of the transactions:

	Pro Forma (Assuming InMed’s Net Cash at Closing of $(4.4) million)
Equity Capitalization Summary (fully diluted basis) Upon Consummation of the Merger	Number of Shares Owned	% Ownership
Mentari stockholders	15,612,935	25.7%
InMed stockholders	592,556	1.0%
Investors participating in the Subscription Agreement(1)	44,616,436	73.4%

Total common stock of the combined company	60,821,927	100.0%

(1)	Includes 1,468,222 pre-funded warrants issued in the Mentari Pre-Closing Financing after reflecting the estimated Exchange Ratio.

Consummation of the Merger is subject to certain closing conditions, including, among other things, (1) approval by InMed stockholders, (2) approval by the Company’s stockholders, (3) Nasdaq’s approval of the listing application to be submitted in connection with the Merger, (4) the effectiveness of InMed’s registration statement on Form S-4, and (5) the consummation of the Mentari Pre-Closing Financing.

The employment agreements for InMed’s employees include entitlement to a transaction bonus and severance of which will be treated as pre-Merger compensation expense of InMed, which will be assumed by the Combined Company at the closing of the Merger to the extent they are not yet settled in cash beforehand by InMed. Additionally, InMed’s current Directors & Officers (“D&O”) policy will be fully utilized at the closing of the Merger.

Private Financing Transaction — Subscription Agreement

In connection with the Merger, on May 19, 2026, Mentari and InMed entered into the Subscription Agreement with certain institutional investors pursuant to which such investors agreed to purchase, immediately prior to the consummation of the Merger, in the Mentari First Pre-Closing Financing, 147,334,291 shares of Mentari common stock and 5,875,395 pre-funded warrants before giving effect to the Exchange Ratio, at a purchase price of $1.8928 per share and $1.8927 per warrant, respectively, for aggregate gross proceeds of $290.0 million, which includes $50.0 million of convertible notes purchased in May 2026 prior to the Mentari First Pre-Closing Financing. In addition, pursuant to the Mentari Second Pre-Closing Financing, investors agreed to purchase, immediately prior to the consummation of the Merger, 67,707,887 shares of Mentari common stock and 1,441,933 pre-funded warrants before giving effect to the Exchange Ratio, at a purchase price of $2.8923 per share and $2.8922 per warrant, for aggregate gross proceeds of approximately $200.0 million. The closing of the Mentari Pre-Closing Financing was conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and occurred immediately prior to the closing of the Merger.

Contingent Value Rights Agreement

At or prior to the Effective Time of the Merger, InMed entered into a Contingent Value Rights Agreement (“CVR Agreement”) whereby which InMed’s pre-Merger shareholders received one contingent value right (each a “CVR”) for each outstanding share of InMed common stock held by such shareholder as of the close of business on November 5, 2026. Each CVR represents the contractual right to receive certain net proceeds, if any, derived from cash consideration actually received by InMed as a result of the disposition of InMed’s pre-Merger legacy assets, net of any indemnity obligations, transaction costs and certain other expenses, during the period beginning on the date of the closing of the Merger and ending with respect to the sale, transfer, license or other disposition of all pre-Merger legacy assets.

The Company evaluated the Legacy Asset CVR under ASC 815 and concluded that, although the arrangement meets the definition of a derivative instrument, it qualifies for the nonfinancial asset scope exception in ASC 815-10-15-59(b) because it represents a contractual right to participate in the future monetization of unique nonfinancial assets that are not readily convertible to cash. Accordingly, the Legacy Asset CVR is excluded from the scope of ASC 815 and is not accounted for as a derivative liability. Subsequent amounts paid to CVR holders, if any, will be recognized as distributions to legacy holders when such amounts become payable. The InMed legacy assets subject to the CVR arrangement consist primarily of the Company’s historical cannabinoid-based product candidates, including INM-901, INM-089 and INM-755, together with related intellectual property and associated assets. Historically, InMed incurred research and development expenses associated with its cannabinoid-based product candidates, including INM-901, INM-089 and INM-755. Following the close of the Merger, the Combined Company expects that substantially all future research and development activities and expenditures will relate to Mentari’s product candidates. The Combined Company does not currently anticipate continuing material development activities related to InMed’s legacy programs and instead expects to pursue strategic alternatives for those assets through the CVR structure. Accordingly, historical InMed research and development expenses may not be indicative of the future operating results of the Combined Company.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Merger. The unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2026 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, give effect to the Merger as if it had been consummated on January 1, 2025. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Merger and combines the historical balance sheets of InMed and Mentari as if the Merger had been consummated on June 30, 2026. Prior to the consummation of the Merger, InMed effected a one-for-ten reverse stock split of InMed’s common stock, which became effective on November 4, 2026, which is reflected in the Exchange Ratio of 0.20065.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Differences between these preliminary accounting conclusions and estimates and the final accounting conclusions and amounts may occur as a result of, among other reasons: (i) changes in initial assumptions in the determination of the accounting acquirer and related accounting, (ii) changes in the amount of InMed net cash to be assumed at the closing date, and (iii) other changes in InMed’s assets and liabilities, which are expected to be completed after the closing of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Combined Company’s future results of operations and financial position.

During the preparation of the accompanying unaudited pro forma combined financial information, Management is not aware of any material differences between Mentari’s accounting policies and the accounting policies of InMed. Following the consummation of the Merger, Mentari will conduct a more detailed review of InMed’s accounting policies. As a result, Mentari may identify differences between the accounting policies of the two companies that, when conformed, could have had a material impact on the accompanying unaudited pro forma combined financial information.

3.	Accounting for the Merger

The unaudited pro forma condensed combined financial information gives effect to the Merger, which is expected to be accounted for under U.S. GAAP as a reverse recapitalization of InMed by Mentari, as the transaction is, in essence, the issuance of equity by Mentari for InMed’s net assets, which will primarily consist of nominal operations and nominal other net assets immediately before the Merger. Following the close of the Merger, the Combined Company does not intend to devote material resources to advancing InMed’s historical product candidates and instead intends to focus substantially all operational and financial resources on Mentari’s migraine prevention programs. Existing InMed programs are expected to be pursued only to the extent they can be monetized, partnered, licensed or otherwise disposed of through the CVR structure. Under this method of accounting, Mentari will be considered the accounting acquirer for financial reporting purposes. This determination is based on the expectations that, immediately following the Merger:

•	Immediately prior to the Merger, Mentari is not a variable interest entity as it has sufficient equity at risk in order to fund its next development milestones;

•	Mentari stockholders own a substantial majority of the voting rights in the Combined Company through existing ownership and additional interest through the Subscription Agreement;

•	Mentari’s largest stockholder retains the largest interest in the Combined Company (26.4%);

•	Mentari designated the initial members of the Combined Company board of directors;

•	Mentari’s executive management team will become the management of the Combined Company; and

•	The Combined Company will be renamed “Mentari Therapeutics, Inc.”

As a result of Mentari being the accounting acquirer, Mentari’s assets and liabilities will be recorded at their pre-combination carrying amounts. InMed’s assets and liabilities will be measured and recognized at their fair values as of the effective time of the Merger. The Company will continue to assess observable and unobservable data points to consider fair value estimates through closing of the transaction. The Company expects that the carrying value of the other acquired operating assets and liabilities approximates fair value, with no goodwill or other intangible assets recorded. Any difference between the consideration transferred and the fair value of the net assets of InMed following the determination of the actual consideration transferred for InMed will be reflected as an adjustment to additional paid-in capital. For periods prior to closing of the Merger, the historical financial statements of Mentari will become the historical financial statements of the Combined Company. The Merger will not be accounted for as a business combination under Accounting Standard Codification No. 805, Business Combinations.

4.	Shares of InMed Common Stock, Convertible Preferred Stock, Options, and Warrants Issued to Mentari Stockholders upon Closing of the Merger

At the closing of the Merger, all outstanding shares of Mentari common stock, on a fully-diluted basis, will be exchanged for shares of InMed common stock based on the Exchange Ratio of 0.20065 shares of InMed common stock for each share of Mentari common stock, determined in accordance with the terms of the Merger Agreement. Each share of Mentari Series Seed preferred stock will be convertible into the right to receive a number of shares of newly created InMed Series A non-voting Preferred Stock, equal to the Exchange Ratio divided by 1,000 (and each such share of newly created InMed Series A non-voting Preferred Stock has the right to convert into 1,000 shares of InMed common stock, subject to certain limitations). The estimated number of shares of InMed common stock that InMed expects to issue to Mentari’s stockholders assumes InMed net cash at the closing of the Merger is $(4.4) million and is determined as follows:

Shares of Mentari common stock outstanding as of June 30, 2026(1)	5,305,556
Shares of Mentari convertible preferred stock to be issued in exchange of Mentari non-voting convertible preferred stock	20,000,000
Shares of Mentari convertible preferred stock to be issued in exchange of Mentari common stock	40,078,698
Shares of Mentari common stock to be issued upon exercise of Mentari stock options(2)	11,773,692
Shares of Mentari common stock to be issued upon exercise of Mentari warrants(3)	653,842
Estimated shares of Mentari common stock to be issued in connection with the Subscription Agreement, see Note 5(c)	215,042,178
Estimated Mentari pre-funded warrants to be issued in connection with the Subscription Agreement, see Note 5(c)	7,317,328

Total Mentari fully diluted shares prior to the closing of the merger	300,171,294
Estimated Exchange Ratio	0.20065

Estimated fully diluted shares to be issued to Mentari stockholders and Investors participating in Subscription Agreement upon closing of the merger	60,229,371

(1)	Represents shares of Mentari common stock outstanding as of June 30, 2026, including 305,556 shares of unvested Mentari restricted stock.
(2)	Represents the outstanding options as of June 30, 2026 to acquire Mentari common stock.
(3)	Represents the outstanding warrants as of June 30, 2026 to acquire Mentari common stock.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

5(A) Derived from the audited balance sheet of InMed as of June 30, 2026 included elsewhere in the proxy statement/prospectus.

5(B) Derived from the unaudited balance sheet of Mentari as of June 30, 2026 included elsewhere in the proxy statement/prospectus.

Pro forma Balance Sheet Transaction Accounting Adjustments:

5(a) To reflect incremental compensation expense of $2.1 million related to severance and retention payments resulting from pre-existing employment agreements or from approval from the InMed Board that will be incurred prior to the closing of the Merger. The pro forma adjustment is reflected as a decrease in cash of $2.1 million for the severance payments as if the transaction occurred on June 30, 2026 and an increase to accumulated deficit of $2.1 million.

5(b) To reflect the conversion of all outstanding shares of Mentari Series A preferred stock, with a carrying amount of $54.9 million, to InMed common stock and pre-funded warrants, as well as to reflect the reclassification of all outstanding Mentari Series Seed preferred stock, with a carrying value of $0.2 million, to newly created InMed Series A preferred stock outside of stockholder’s equity (deficit). The Company’s Series A Non-Voting Convertible Preferred Stock are classified within temporary (mezzanine) equity under ASC 480 and ASC 480-10-S99. Although the Series A Preferred Stock is not mandatorily redeemable, certain provisions may require the Company to transfer cash or other assets upon the occurrence of events not solely within the Company’s control. For example, the Series A Preferred Stock includes fundamental transaction provisions pursuant to which, upon the occurrence of certain merger, change-in-control, or other similar transactions, holders may receive cash or other non-equity consideration in lieu of common shares. The occurrence of such transactions is not solely within the control of the Company and may involve shareholder approval. The conversion of the Mentari Series A preferred stock is recorded at the issuance of InMed common stock at par value with the remaining amount recorded to additional paid-in capital.

5(c) To reflect the issuance of 43,148,213 shares of Mentari common stock and 1,468,222 pre-funded warrants, after giving effect to the Exchange Ratio, pursuant to the Subscription Agreement, which was subsequently amended on July 22, 2026, for an aggregate purchase price of $490.0 million, which includes $50.0 million of gross proceeds from the issuance of Convertible Notes in May 2026. Upon closing of the Merger, the outstanding principal and accrued interest on the Convertible Notes will convert into shares of Mentari common stock. Accordingly, the pro forma adjustment reflects the conversion of the Convertible Notes into Mentari common stock and the related elimination of the outstanding Convertible Notes and accrued interest payable. The issuance of shares and pre-funded warrants in connection with the Subscription Agreement and additional pre-closing financing is recorded as the issuance of Mentari common stock at par value with the remaining amount recorded to additional paid-in capital.

The net cash proceeds received prior to direct and incremental transaction costs from the Subscription Agreement and corresponding adjustment to additional paid-in-capital upon close of the Merger is determined as follows (in thousands):

Aggregate purchase price of Purchase Agreement	$490,000
Net proceeds previously received from issuance of convertible note as of June 30, 2026	(49,977)
Accrued interest payable as part of issuance of convertible note as of June 30, 2026 see Note 6(d)	(707)

Net proceeds received prior to direct and incremental transaction costs from the Purchase Agreement upon close of the Merger	$439,316

Net proceeds received prior to direct and incremental transaction costs from the Purchase Agreement upon close of the Merger	$439,316
Issuance of Mentari common stock at par value upon close of the Merger	(4)

Additional paid-in capital related to the issuance of Mentari common stock and pre-funded warrants upon close of the Merger (excluding Mentari common stock issued in connection with conversion of convertible note)	$439,312

5(d) To reflect estimated transaction costs of $22.4 million, not yet reflected in the historical financial statements, that are expected to be incurred by Mentari in connection with the Merger and Pre-Closing Financing, and $1.6 million reflected in the historical financial statements as deferred offering costs, such as advisory, legal and auditor fees, as a reduction in cash and a reduction in other assets in the unaudited pro forma condensed combined balance sheet. As the Merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets of InMed, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

5(e) To reflect estimated transaction costs of $2.4 million, not yet reflected in the historical financial statements, which are expected to be incurred by InMed in connection with the Merger, such as advisory, legal and auditor fees and including the estimated $0.1 million cost of a D&O tail policy, as a reduction in cash and an increase in accumulated deficit of $2.4 million in the unaudited pro forma condensed combined balance sheet.

5(f) To derecognize $0.2 million of InMed’s prepaid expenses and other current assets consisting of prepaid insurance primarily related to the current InMed’s D&O insurance policy that will be fully utilized at the closing of the Merger.

5(g) To derecognize property and equipment expected to have de minimis fair value at closing, resulting in a pro forma adjustment of $0.2 million.

5(h) To derecognize $1.8 million of InMed’s accounts payable and accrued expenses consisting of accrued research and development and accrued professional and consulting fees that will be paid prior to the closing of the Merger.

5(i) To reflect the one-time stock compensation expense of less than $0.1 million related to the acceleration of unvested stock options pursuant to pre-existing grant agreements, which provide for such acceleration upon a change in control provision, which will be triggered by the Merger.

5(j) To reflect the liquidation of InMed’s short-term investments of less than $0.1 million into cash prior to the closing of the Merger.

5(k) To derecognize InMed’s held-for-sale property and equipment that is expected to be sold or otherwise disposed of prior to the closing of the Merger, resulting in a pro forma adjustment of less than $0.1 million.

5(l) To reflect the derecognition of InMed discontinued operations balances that are not expected to transfer to the Combined Company upon consummation of the Merger, resulting in a pro forma adjustment of less than $0.1 million.

5(m) To reflect the recapitalization of Mentari and the derecognition of InMed’s equity balances, including accumulated other comprehensive income and accumulated deficit, which are reversed to additional paid-in capital.

The derecognition of accumulated deficit of InMed of $135.3 million is determined as follows (in thousands):

Accumulated deficit of InMed as of June 30, 2026	$130,230
Compensation expense related to InMed severance payments, see Note 5(a)	2,058
Preliminary estimated transaction costs of InMed, see Note 5(e)	2,414
Derecognition of InMed prepaid expenses, see Note 5(f)	241
Derecognition of InMed property and equipment and operating leases, see Note 5(g)	221
Pre-merger stock-based compensation expense for InMed’s cancelled and accelerated awards, see Note 5(i)	68
Derecognition of InMed held for sale equipment, see Note 5(k)	20
Derecognition of InMed discontinued operations balances, see Note 5(l)	69

Total adjustment to derecognize the accumulated deficit of InMed	$135,321

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

6(A) Derived from InMed’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2026. The statement of operations for InMed for the six months ended June 30, 2026 was derived by combining (i) the audited fiscal year June 30, 2026 and (ii) less the unaudited six months ended December 31, 2025.

6(B) Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of Mentari for the six months ended June 30, 2026 included elsewhere in the proxy statement/prospectus.

6(C) Derived from the unaudited condensed consolidated statement of operations of InMed for the year ended December 31, 2025. The statement of operations for InMed for the year ended December 31, 2025 was derived by combining (i) the audited fiscal year ended June 30, 2025 and (ii) the unaudited six months ended December 31, 2025, less the unaudited six months ended December 31, 2024.

6(D) Derived from the audited consolidated statement of operations and comprehensive loss of Mentari for the period from June 13, 2025 (inception) to December 31, 2025 included elsewhere in the proxy statement/prospectus.

Mentari and InMed did not record any provision or benefit for income taxes during the year ended December 31, 2025 nor for the six months ended June 30, 2026 because each company incurred a pre-tax loss in 2025 and expects to incur a pre-tax loss in 2026 and each company maintained a full valuation allowance on its deferred tax assets. Accordingly, the Company has not reflected any income tax effects related to the pro forma adjustments as it continues to expect a full valuation allowance will be required following the transaction.

Pro forma Statements of Operations Transaction Accounting Adjustments:

6(a) To reflect the derecognition of InMed’s prepaid expenses and other current assets of $0.2 million related to prepaid insurance primarily related to the current InMed D&O policy that will be fully utilized at the closing of the Merger, corresponding to the adjustment made in Note 5(f) as if it was made on January 1, 2025.

6(b) To reflect the one-time stock compensation expense of less than $0.1 million in general and administrative expense and less than $0.1 million in research and development expense for the acceleration of unvested stock options pursuant to pre-existing grant agreements which provide for such acceleration upon a change in control provision, which will be triggered by the Merger, corresponding to the adjustment made in Note 5(i) as if it was made on January 1, 2025.

6(c) To reflect the impact of the derecognition of InMed’s operating leases expected to be terminated prior to the closing of the Merger and property and equipment expected to have de minimis fair value as of the closing of the Merger, assuming the adjustment described in Note 5(g) was made on January 1, 2025. As a result, the unaudited pro forma condensed combined statement of operations reflects the elimination of lease expense of approximately $0.4 million and depreciation expense of less than $0.1 million for the year ended December 31, 2025, and the elimination of related lease expense of $0.3 million and depreciation expense of $0.1 million for the six months ended June 30, 2026.

6(d) To reflect the elimination of amortization expense associated with InMed’s intangible assets expected to have de minimis fair value as of the closing of the Merger. As a result, the unaudited pro forma condensed combined statement of operations reflects the elimination of $0.2 million of amortization expense for the year ended December 31, 2025 and less than $0.1 million of amortization expense for the six months ended June 30, 2026.

6(e) To reflect Mentari’s interest expense related to its convertible notes that is recorded in its historical financial statements, to be derecognized in the unaudited pro forma condensed combined statement of operations of $0.7 million for the six months ended June 30, 2026, assuming the adjustment described in Note 5(c) was made on January 1, 2025.

6(f) The pro forma combined basic and diluted net loss per share has been adjusted to reflect the pro forma net loss for the six months ended June 30, 2026 and the year ended December 31, 2025. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the Combined Company for the respective periods, after giving effect to the one-for-ten reverse stock split on InMed’s common stock reflected in the Exchange Ratio of 0.20065. Pro forma weighted average shares outstanding includes the pre-funded warrants related to the Subscription Agreement as the exercise price is negligible and they are fully vested and exercisable. Shares of newly created InMed Series A non-voting Preferred Stock share the same characteristics as common stock and have no substantive preference attributed to them and, accordingly, have been considered a class of common stock in the computation of net loss per share regardless of their legal form. Net loss is allocated to common stock based on its proportional ownership on an as-converted basis. Net loss is not allocated to participating securities as they do not have an obligation to fund losses.

The pro forma weighted average shares have been calculated as follows:

	June 30, 2026	December 31, 2025
	Basic and Diluted	Basic and Diluted
Net loss from continuing operations attributable to common stockholders (in thousands)	$(34,715)	$(25,038)
Net loss from continuing operations attributable to Series A non-voting convertible preferred stockholders (in thousands)	$(2,575)	$(1,863)
Historical weighted average number of InMed common shares outstanding	437,611	263,627
Shares of InMed common stock issued to Mentari stockholders upon close of Merger, assuming consummation of the Merger as of January 1, 2025(1)	53,661,477	53,661,477

Pro forma combined weighted average number of common shares outstanding	54,099,088	53,925,104

Pro forma combined weighted average number of shares of Series A non-voting convertible preferred stock outstanding	4,013	4,013
Net loss per share attributable to common stockholders, basic and diluted	$(0.64)	$(0.46)
Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(641.66)	$(464.30)

(1)

Represents the estimated shares of InMed common stock and pre-funded warrants issued to Mentari stockholders at the closing of the Merger, excluding (i) the outstanding and unvested Mentari restricted stock at the closing of the Merger that were converted to the right to receive 61,310 shares of the InMed common stock as of June 30, 2026 and December 31, 2025, and 2,362,391 options to purchase shares of InMed common stock as of June 30, 2026 and December 31, 2025 after reflecting the estimated Exchange Ratio, (ii) the outstanding shares of Mentari Series Seed preferred stock that were exchanged for 4,013 shares of newly created InMed Series A Preferred Stock as of June 30, 2026 and December 31, 2025, and (iii) the outstanding warrants to purchase Mentari common stock at the closing of the Merger that were converted to the right to receive 131,193 warrants to purchase shares of InMed common stock as of June 30, 2026 and December 31, 2025, after reflecting the estimated Exchange Ratio. The shares of InMed common stock issued in exchange for shares of Mentari restricted stock to purchase shares of InMed common stock issued in exchange for options to purchase shares of Mentari common stock are subject to the same vesting and forfeiture conditions, applicable, as they were prior to the Merger.

Please see below selected financial data presenting selected share and per share data reflecting the effect of the reverse stock split on all periods previously reported. The selected financial data is derived from the consolidated financial statements included in the InMed’s Annual Report on Form 10-K filed with the SEC on September 9, 2026, as adjusted to reflect the one-for-ten reverse stock split effected on November 4, 2026, for all periods presented.

AS REPORTED	Years Ended June 30,
(in thousands, except for per share amounts)	2026	2025
Weighted average number of InMed common shares outstanding, basic and diluted	4,164	976
Common shares outstanding at period end	5,399	2,002
Net loss attributable to common stockholders	$(12,993)	$(8,162)
Net loss per share, basic and diluted	$(3.12)	$(8.36)

AS ADJUSTED FOR THE ONE-FOR-TEN REVERSE STOCK SPLIT	Years Ended June 30,
(in thousands, except for per share amounts)	2026	2025
Weighted average number of InMed common shares outstanding, basic and diluted	416	98
Common shares outstanding at period end	540	200
Net loss attributable to common stockholders	$(12,993)	$(8,162)
Net loss per share, basic and diluted	$(31.20)	$(83.63)